FORM 4                                              OMB APPROVAL
                                                    ----------------------------
                                                    OMB NUMBER: 3235-0287
                                                    EXPIRES:  FEBRUARY 1, 2001
                                                    ESTIMATED AVERAGE BURDEN
                                                    HOURS PER RESPONSE ....  1.0
                                                    ----------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
               SECTION 30(1) OF THE INVESTMENT COMPANY ACT OF 1940


[  ] Check this box if no longer
     subject to Section 16. Form 4 or
     Form 5 obligations may
     continue. See instruction 1(b).
________________________________________________________________________________
1.   Name and Address of Reporting Person

   Clemens                           Peter                 A.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

             C/o Halsey Drug Co., Inc. 695 N. Perryville Rd. Bldg. 2
--------------------------------------------------------------------------------
                                    (Street)

  Rockford,                        Illinois              61107
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Halsey Drug Co., Inc.                   Symbol:  HDGC

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     01/02

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Vice President & Chief Financial Officer
________________________________________________________________________________

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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                               6.
                                                                4.                              5.             Owner-
                                                                Securities Acquired (A) or      Amount of      ship
                                                 3.             Disposed of (D)                 Securities     Form:      7.
                                                 Transaction    (Instr. 3, 4 and 5)             Beneficially   Direct     Nature of
                                   2.            Code           ----------------------------    Owned at End   (D) or     Indirect
1.                                 Transaction   (Instr. 8)                     (A)             of Month       Indirect   Beneficial
Title of Security                  Date          ------------       Amount      or     Price    (Instr. 3      (I)        Ownership
(Instr. 3)                         (Month/Day/    Code     V                    (D)             and 4)         (Instr.4)  (Instr. 4)
                                   Year)
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


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====================================================================================================================================

 Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                     (over)

               (Print or Type Responses)     SFC 1474 (3/91)


*See footnote 2 on Table II

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                2.                                                                                        Deriv-    of
                Conver-                       5.                               7.                         ative     Deriv-   11.
                sion                          Number of                        Title and Amount           Secur-    ative    Nature
                or                            Derivative    6.                 of Underlying     8.       ities     Secur-   of
                Exer-              4.         Securities    Date               Securities        Price    Bene-     ity:     In-
                cise     3.        Trans-     Acquired (A)  Exercisable and    (Instr. 3 and 4)  of       ficially  Direct   direct
                Price    Trans-    action     or Disposed   Expiration Date    ----------------  Deriv-   Owned     (D) or   Bene-
1.              of       action    Code       of(D)         (Month/Day/Year)            Amount   ative    at End    In-      ficial
Title of        Deriv-   Date      (Instr.    (Instr. 3,    ----------------            or       Secur-   of        direct   Owner-
Derivative      ative    (Month/   8)         4 and 5)      Date      Expira-           Number   ity      Month     (I)      ship
Security        Secur-   Day/      ---------  ------------  Exer-     tion              of       (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)      ity      Year)     Code   V    (A)    (D)   cisable   Date     Title    Shares   5)       4)        4)       4)
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
5% Convertible
Senior Secured                                                                  Common
  Debentures    $ 1.404   3/10/98   A          (1)           3/10/98  3/15/03   Stock    71,225                        D
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                                                                                Common
   Warrants     $ 1.404   3/10/98   A          (1)           3/10/98  3/15/05   Stock    10,791                        D
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                                                                                Common
   Warrants     $ 2.279   3/10/98   A          (1)           3/10/98  3/15/05   Stock    10,526             92,542     D
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5% Convertible
Senior Secured                                                                  Common
  Debentures    $ 1.404   6/12/98   A          (2)           6/12/98  3/15/03   Stock    17,121                        D
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                                                                                Common
   Warrants     $ 1.404   6/12/98   A          (2)           6/12/98  3/15/05   Stock     2,594                        D
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                                                                                Common
   Warrants     $ 2.279   6/12/98   A          (2)           6/12/98  3/15/05   Stock     2,530            114,787     D
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Non-qualified                                                                   Common
Stock Options   $ 2.375   2/19/98   A                          (3)    2/19/08   Stock   300,000            414,787     D
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5% Convertible
Senior Secured                                                                  Common
  Debentures    $1.1312    4/1/99   A          (5)            4/1/99  3/15/03   Stock     1,370                        D
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Non-qualified                                                                   Common
Stock Options   $ 1.125   4/12/99   A          (4)           4/12/00  4/12/09   Stock   100,000            516,157     D
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5% Convertible
Senior Secured                                                                  Common
  Debentures    $2.4250    7/1/99   A          (5)            7/1/99  3/15/03   Stock       647            516,804     D
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Non-qualified                                                                   Common
Stock Options   $ 1.875   2/17/00   A          (4)           2/17/01  2/17/10   Stock   125,000            641,804     D
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5% Convertible
Senior Secured                                                                  Common
  Debentures    $ 1.722    4/1/00   A          (5)            4/1/00  3/15/03   Stock       923            642,727     D
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Non-qualified                                                                   Common
Stock Options   $1.1125   6/29/00   A          (4)            6/29/01 6/29/10   Stock   100,000            742,727     D
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5% Convertible
Senior Secured                                                                  Common
  Debentures    $1.1125    7/1/00   A          (5)           7/01/00  3/15/03   Stock     1,446            744,173     D
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5% Convertible
Senior Secured                                                                  Common
  Debentures    $ .9071   10/1/00   A          (5)          10/01/00  3/15/03   Stock     1,709            745,882     D
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5% Convertible
Senior Secured                                                                  Common
  Debentures    $ .6258  01/01/01   A          (5)          01/01/01  3/15/03   Stock     2,477            748,359     D

------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured                                                                  Common
  Debentures    $  1.03  04/01/01   A          (5)          04/01/01  3/15/03   Stock     1,505            749,864     D
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5% Convertible
Senior Secured                                                                  Common
  Debentures    $  2.22  07/01/01   A          (5)          07/01/01  3/15/03   Stock       698            750,562     D
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5% Convertible
Senior Secured                                                                  Common
  Debentures    $   2.22 10/01/01   A          (5)          10/01/01  3/15/03   Stock       698            751,260     D
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5% Convertible
Senior Secured                                                                  Common
  Debentures    $  1.86  01/01/02   A          (5)          01/01/02  3/15/03   Stock       833            752,093     D
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



EXPLANATION OF RESPONSES:

(1) Purchased in connection with a private offering on March 10, 1998 consisting of a Convertible Debenture convertible at any time and Stock Purchase Warrants (10,791 shares of which are presently exercisable at $1.404 per share and 10,526 shares of which are presently exercisable at $2.279 per share).

(2) Acquired pursuant to an option exercise in June 1998, consisting of: (i) a Convertible Debenture, convertible at any time, (ii) Warrants to purchase shares of common stock (2,594 shares of which are presently exercisable at $1.404 per share and 2,530 shares of which are presently exercisable at $2.279 per share.

(3) Options vest quarterly, with 25,000 options vesting every quarter effective May 1, 1998.

(4)  Options vest 25% annually.

(5) Certain quarterly interest payments are paid in the form of convertible debentures.

                                     By: /s/Peter A. Clemens  January 29, 2002
                                            ----------------
                                            Peter A. Clemens
                                              SIGNATURE OF REPORTING PERSON


INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.